EXHIBIT 11
                       MEDIQ INCORPORATED AND SUBSIDIARIES
                       Computation of Net Income Per Share
                    (in thousands, except per share amounts)
                                   (Unaudited)


                                                          Three Months Ended
                                                             December 31,
                                                       ------------------------
                                                         1996            1995
                                                       --------        --------

Computation of Primary Earnings Per Share:

Net Income (Loss)                                      $ 23,286        $   (367)
                                                       ========        ========
Weighted average of primary shares:
    Common stock                                         18,500          17,853
    Preferred stock                                       6,301           6,374
    Assumed conversion of options                           461             354
                                                       --------        --------
    Total                                                25,262          24,581
                                                       ========        ========

Primary Earnings Per Share                             $    .92        $   (.01)
                                                       ========        ========


Computation of Fully Diluted Earnings Per Share:

Net Income (Loss)                                      $ 23,286        $   (367)
Interest and amortization of
   deferred costs on convertible
   debentures - net of tax                                  326             456
                                                       --------        --------

   Total                                               $ 23,612        $     89
                                                       ========        ========

Weighted average of fully diluted shares:
    Common stock                                         18,500          17,853
    Preferred stock                                       6,301           6,374
    Assumed conversion of options                           532             354
    Assumed conversion of convertible
      debentures                                          3,897           5,397
                                                       --------        --------
    Total                                                29,230          29,978
                                                       ========        ========

Fully Diluted Earnings Per Share                       $    .81        $   --
                                                       ========        ========